Global Utility Fund, Inc.
November 26, 1996
Page 2















                                November 26, 1996



Global Utility Fund, Inc.
Gateway Center Three
100 Mulberry St.
Newark, NJ  07102-4077

Dear Sir or Madam:

     Global Utility Fund, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland. We understand that the Company is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended, and which were sold during the fiscal year ended September 30, 1996.

     We have, as counsel, participated in various corporate and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, the minutes of meetings of the Board of Directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its corporate affairs. The Company is authorized to issue 2,000,000,000 shares of common stock, par value $0.001 per share. You have advised us that during its fiscal year ended September 30, 1996, the Company sold 2,975,384 shares, each at not less than the net asset value on the date issued, and all for an aggregate sales price of $44,020,588 and that during that year the Company redeemed 6,873,628 shares at an aggregate redemption price of $102,436,920.

     Based upon the foregoing, it is our opinion that the shares of the Company sold during the fiscal year ended September 30, 1996, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sales of shares of common stock.

     We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm as counsel to the Company in the Company's Statement of Additional Information incorporated by reference into the Prospectus of the Company, filed as part of the registration statement.

                              Sincerely,

                              Kirkpatrick & Lockhart  llp


                              By:  _____________________
                                   Stephanie A. Djinis